Exhibit 99.1

ALTRIA REPORTS 2015 SECOND-QUARTER AND FIRST-HALF RESULTS;
RAISES 2015 FULL-YEAR ADJUSTED EPS GUIDANCE; AND
ANNOUNCES NEW $1 BILLION SHARE REPURCHASE PROGRAM

▪	Altria’s 2015 second-quarter reported diluted earnings per share (EPS) increased 15.6% to $0.74, as comparisons were affected by special items.

▪	Altria’s 2015 second-quarter adjusted diluted EPS, which excludes the impact of special items, increased 13.8% to $0.74.

▪	Altria’s 2015 first-half reported diluted EPS increased 1.6% to $1.25, as comparisons were affected by special items.

▪	Altria’s 2015 first-half adjusted diluted EPS, which excludes the impact of special items, increased 13.1% to $1.38.

▪	Altria raises its guidance for 2015 full-year adjusted diluted EPS to a range of $2.76 to $2.81, representing a growth rate of 7.5% to 9.5% from an adjusted diluted EPS base of $2.57 in 2014.

▪	Altria announces a new $1 billion share repurchase program to be completed by the end of 2016, having completed the current $1 billion share repurchase program in July.
RICHMOND, Va. - July 29, 2015 - Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2015 second-quarter and first-half business results and raised its guidance for 2015 full-year adjusted diluted EPS.
“Altria delivered excellent second-quarter and first-half results, growing adjusted diluted EPS more than 13% with a very strong performance from the smokeable products segment and solid contributions across our other businesses. Further, our tobacco companies’ brands continued to strengthen their market leadership, with record retail share on Marlboro and more than 51% combined share on Copenhagen and Skoal year-to-date,” said Marty Barrington, Altria’s Chairman, Chief Executive Officer and President. “Based on this very strong first-half performance and our outlook for the second half, we are raising our full-year adjusted EPS guidance.”

Conference Call
As previously announced, a conference call with the investment community and news media will be webcast on July 29, 2015 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts and via the Altria Investor app.

6601 West Broad Street, Richmond VA 23230

Cash Returns to Shareholders - Dividends and Share Repurchase Program
In May 2015, Altria’s Board of Directors (Board) declared a regular quarterly dividend of $0.52 per share. The current annualized dividend rate is $2.08 per share. As of July 24, 2015, Altria’s annualized dividend yield was 3.9%. Altria paid approximately $1.0 billion in dividends in the second quarter and $2.0 billion for the first half of 2015. Altria expects to continue to return a large amount of cash to shareholders in the form of dividends by maintaining a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of the Board.
During the second quarter of 2015, Altria repurchased approximately 5.2 million shares of its common stock at an average price of $50.64 for a total cost of $263 million. As of June 30, 2015, Altria had approximately $63 million remaining in its $1 billion program, which it subsequently completed in July.  Altria’s Board has authorized a new $1 billion share repurchase program, which the company expects to complete by the end of 2016. The timing of share repurchases depends upon marketplace conditions and other factors. This program remains subject to the discretion of the Board.
Innovative Tobacco Products
As announced earlier this month, Altria expanded its strategic framework with Philip Morris International Inc. (PMI) to include a joint research, development and technology-sharing agreement. Under this agreement, Altria and PMI will collaborate to develop e-vapor products for commercialization in the United States by Altria and in markets outside the United States by PMI.  This agreement supplements the innovative products agreement that Altria and PMI announced in December 2013.
Nu Mark LLC (Nu Mark) continued to expand distribution of its innovative tobacco products, shipping MarkTen XL e-vapor products into several lead markets in April 2015 and expanding retail distribution of Green Smoke e-vapor products into several lead markets in June 2015.
2015 Full-Year Guidance
Altria raises its guidance for 2015 full-year adjusted diluted EPS, which excludes the special items recorded for the first half of 2015 as shown in Table 2, to be in a range of $2.76 to $2.81. This range represents a growth rate of 7.5% to 9.5% from an adjusted diluted EPS base of $2.57 in 2014, as shown in Table 1 below.
Altria expects its adjusted diluted EPS growth to moderate in the second half of 2015 versus the first-half rate due to several factors. These include lapping the effects of the 2014 improvements in the economy for adult tobacco consumers and lower gasoline prices, expected trade inventory movements and the effect of state excise tax increases. In addition, the comparative benefit from the expiration of the federal tobacco quota buy-out payments ends in the fourth quarter and Altria now estimates its 2015 full-year effective tax rate on operations will be 35.3%.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to Altria’s forecast.

Table 1 - Altria’s 2014 Adjusted Results

Full Year
2014
Reported diluted EPS	$2.56
NPM Adjustment Items	(0.03)
Asset impairment, exit, integration and acquisition-related costs	0.01
Tobacco and health litigation items	0.01
SABMiller special items	0.01
Loss on early extinguishment of debt	0.02
Tax items	(0.01)
Adjusted diluted EPS	$2.57

ALTRIA GROUP, INC.
Altria reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews operating companies income (OCI), which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, the segments. Altria’s management also reviews OCI, operating margins and diluted EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, SABMiller plc (SABMiller) special items, certain tax items, charges associated with tobacco and health litigation items, and settlements of, and determinations made in connection with, certain non-participating manufacturer (NPM) adjustment disputes (such settlements and determinations are referred to collectively as NPM Adjustment Items). Altria’s management does not view any of these special items to be part of Altria’s sustainable results as they may be highly variable, are difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s effective tax rate on operations may exclude certain tax items from its reported effective tax rate. Altria’s management believes that adjusted financial measures provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP, and should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided in this release.
Altria’s full-year adjusted diluted EPS guidance and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items, including those items noted in the preceding paragraph. Altria’s management cannot estimate on a forward-looking basis the impact of these items on its reported diluted EPS and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding GAAP measure for, or reconciliation to, its adjusted diluted EPS guidance or its forecast for its effective tax rate on operations.
Altria’s reportable segments are smokeable products, manufactured and sold by Philip Morris USA Inc. (PM USA) and John Middleton Co. (Middleton); smokeless products, substantially all of which are manufactured and sold by U.S. Smokeless Tobacco Company LLC (USSTC); and wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle).
Comparisons are to the corresponding prior-year period unless otherwise stated.
Altria’s net revenues increased 5.7% to $6.6 billion in the second quarter and 5.5% to $12.4 billion for the first half of 2015, reflecting higher net revenues in all reportable segments. Altria’s revenues net of excise taxes increased 6.7% to $4.9 billion in the second quarter and 6.6% to $9.1 billion for the first half of 2015.
Altria’s 2015 second-quarter reported diluted EPS increased 15.6% to $0.74, primarily driven by higher reported OCI in the smokeable products segment and lower interest and other debt expense. Altria’s second-quarter adjusted diluted EPS, which excludes the special items shown in Table 2, grew 13.8% to $0.74, primarily driven by higher adjusted OCI in the smokeable products segment and lower interest and other debt expense.
Altria’s 2015 first-half reported diluted EPS increased 1.6% to $1.25, primarily driven by higher reported OCI in the smokeable products segment and fewer shares outstanding. These factors were mostly offset by the loss on early extinguishment of debt, lower earnings from Altria’s equity investment in SABMiller and lower OCI from Philip Morris Capital Corporation (PMCC). Altria’s first-half adjusted diluted EPS, which excludes the special items shown in Table 2, grew 13.1% to $1.38, primarily driven by higher adjusted OCI in the smokeable products segment, fewer shares outstanding and lower interest and other debt expense. These factors were partially offset by lower OCI from PMCC.

Table 2 - Altria’s Adjusted Results

	Second Quarter			Six Months Ended June 30,
	2015	2014	Change	2015	2014	Change
Reported diluted EPS	$0.74	$0.64	15.6%	$1.25	$1.23	1.6%
NPM Adjustment Items	—	(0.01)		—	(0.03)
Tobacco and health litigation items	—	0.01		0.02	0.01
SABMiller special items	—	0.01		0.03	0.01
Loss on early extinguishment of debt	—	—		0.07	—
Asset impairment, exit and integration costs, and tax items	—	—		0.01	—
Adjusted diluted EPS	$0.74	$0.65	13.8%	$1.38	$1.22	13.1%
NPM Adjustment Items
NPM Adjustment Items affected comparisons of Altria’s second-quarter and first-half reported diluted EPS. During the second quarter of 2014, as a result of two states settling their NPM adjustment disputes for 2003-2012, PM USA recorded pre-tax earnings of $26 million, comprised of a reduction to cost of sales of $43 million, partially offset by a reduction to previously recorded interest income of $17 million. During the first half of 2014, PM USA recorded pre-tax earnings of $90 million, comprised of a reduction to cost of sales of $43 million and an increase to interest income of $47 million.
The EPS impact of the NPM Adjustment Items is shown in Table 2 and Schedules 6 and 7.
Tobacco and Health Litigation Items
Comparisons of Altria’s second-quarter and first-half reported diluted EPS were also affected by tobacco and health litigation items. During the first quarter of 2015, PM USA announced that it and certain other manufacturers had reached a tentative agreement to resolve approximately 415 Engle progeny lawsuits pending against them in federal court. Under the terms of the tentative agreement, PM USA paid approximately $43 million into escrow and recorded a corresponding pre-tax charge against reported earnings. During the second quarter of 2014, Altria and PM USA recorded pre-tax charges totaling $31 million for the estimated costs of implementing the corrective communications remedy in the federal government’s lawsuit against them.
The EPS impact of these charges is shown in Table 2 and Schedules 6 and 7.
SABMiller Special Items
Special items related to Altria’s equity investment in SABMiller affected comparisons of Altria’s first-half reported diluted EPS. For the first half of 2015, SABMiller pre-tax special items totaled $88 million, primarily reflecting asset impairment charges.
The EPS impact of the SABMiller Special Items is shown in Table 2 and Schedule 7.

Loss on Early Extinguishment of Debt
Special items related to early extinguishment of debt affected comparisons of Altria’s first-half reported diluted EPS. In March 2015, Altria completed a cash tender offer for approximately $793 million aggregate principal amount of its senior unsecured 9.700% notes due 2018. The transaction resulted in a one-time, pre-tax charge against reported earnings of $228 million.
The EPS impact of this charge is shown in Table 2 and Schedule 7.

SMOKEABLE PRODUCTS
The smokeable products segment delivered strong net revenues, adjusted OCI and adjusted OCI margin growth in the second quarter and first half of 2015, primarily through higher pricing and higher volume. PM USA grew Marlboro’s and its total cigarette retail share for both periods.
The smokeable products segment’s net revenues increased 6.5% in the second quarter and 5.9% for the first half, primarily driven by higher pricing and volume, partially offset by higher promotional investments. Revenues net of excise taxes increased 7.8% in the second quarter and 7.4% for the first six months of 2015.
The smokeable products segment’s 2015 second-quarter reported OCI increased 13.1%, primarily due to higher pricing, higher volume and lower resolution expenses (due principally to the end of the federal tobacco quota buy-out payments). These factors were partially offset by the impact of NPM Adjustment Items in the second quarter of 2014 and higher costs (primarily pension and benefit costs and higher selling, general and administrative (SG&A) costs) and higher promotional investments in 2015. Adjusted OCI, which is calculated excluding the special items identified in Table 3, grew 15.8%, and adjusted OCI margins expanded 3.3 percentage points to 47.5%.
For the first half of 2015, the smokeable products segment’s reported OCI increased 11.7% primarily driven by higher pricing, higher volume and lower resolution expenses. These factors were partially offset by higher costs (primarily pension and benefit costs and SG&A costs), higher promotional investments, the impact of NPM Adjustment Items for the first half of 2014 and higher tobacco and health litigation items in 2015. Adjusted OCI, which excludes the special items detailed in Table 3, grew 14.3%, and adjusted OCI margins expanded 2.9 percentage points to 47.0%.

Table 3 - Smokeable Products: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2015	2014	Change	2015	2014	Change
Net revenues	$5,974	$5,611	6.5%	$11,195	$10,569	5.9%
Excise taxes	(1,699)	(1,644)		(3,194)	(3,118)
Revenues net of excise taxes	$4,275	$3,967	7.8%	$8,001	$7,451	7.4%

Reported OCI	$2,024	$1,789	13.1%	$3,710	$3,320	11.7%
NPM Adjustment Items	—	(43)		—	(43)
Asset impairment and exit costs	—	(10)		—	(8)
Tobacco and health litigation items	5	16		48	19
Adjusted OCI	$2,029	$1,752	15.8%	$3,758	$3,288	14.3%
Adjusted OCI margins [1]	47.5%	44.2%	3.3 pp	47.0%	44.1%	2.9 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
PM USA’s reported domestic cigarettes shipment volume increased 3.1% in the second quarter and 2.4% for the first half of 2015, benefiting from industry volume improvement, trade inventory movements and retail share gains. The benefits from these trade inventory movements are expected to moderate going forward.
When adjusted for trade inventory movements and other factors, PM USA estimates that its domestic cigarettes shipment volume increased 1% in the second quarter and 0.5% for the first half. PM USA estimates that total industry cigarette volumes were unchanged in the second quarter and decreased 0.5% for the first half.
Middleton’s reported cigars shipment volume increased 0.9% in the second quarter and 5.1% for the first half of 2015, driven primarily by Black & Mild in the tipped cigars segment. Table 4 summarizes smokeable products segment volume performance.

Table 4 - Smokeable Products: Shipment Volume (sticks in millions)

	Second Quarter			Six Months Ended June 30,
	2015	2014	Change	2015	2014	Change
Cigarettes:
Marlboro	28,498	27,679	3.0%	53,615	52,495	2.1%
Other premium	1,767	1,829	(3.4)%	3,345	3,458	(3.3)%
Discount	2,859	2,626	8.9%	5,362	4,930	8.8%
Total cigarettes	33,124	32,134	3.1%	62,322	60,883	2.4%

Cigars:
Black & Mild	325	320	1.6%	623	590	5.6%
Other	9	11	(18.2)%	13	15	(13.3)%
Total cigars	334	331	0.9%	636	605	5.1%

Total smokeable products	33,458	32,465	3.1%	62,958	61,488	2.4%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold in Puerto Rico and U.S. Territories, to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to the smokeable products segment.

In both the second quarter and first half of 2015, Marlboro gained 0.3 retail share points, and PM USA grew its total retail share by 0.5 points due to gains by Marlboro and L&M in Discount.  These retail share gains were partially offset by share losses on other portfolio brands. In the total machine-made large cigars category, Black & Mild’s retail share declined 0.7 points in the second quarter and 0.9 points for the first half of 2015, as Middleton continued to concentrate on the more profitable tipped cigars segment, where Black & Mild gained share.
Table 5 summarizes retail share performance by PM USA in cigarettes and Middleton in machine-made large cigars.

Table 5 - Smokeable Products: Retail Share (percent)

	Second Quarter			Six Months Ended June 30,
	2015	2014	Percentage point change	2015	2014	Percentage point change
Cigarettes:
Marlboro	44.2%	43.9%	0.3	44.1%	43.8%	0.3
Other premium	2.8	2.9	(0.1)	2.8	2.9	(0.1)
Discount	4.4	4.1	0.3	4.4	4.1	0.3
Total cigarettes	51.4%	50.9%	0.5	51.3%	50.8%	0.5

Cigars:
Black & Mild	27.6%	28.3%	(0.7)	27.1%	28.0%	(0.9)
Other	0.3	0.4	(0.1)	0.4	0.3	0.1
Total cigars	27.9%	28.7%	(0.8)	27.5%	28.3%	(0.8)
Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. Retail share results for cigars are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. Both services track sales in the food, drug and mass merchandisers (including Wal-Mart), convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). These services are not designed to capture sales through other channels, including the Internet, direct mail and some illicitly tax-advantaged outlets. Retail share results for cigars are based on data for machine-made large cigars. Middleton defines machine-made large cigars as cigars, made by machine, that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. Because the cigars service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in these services.

SMOKELESS PRODUCTS
During the second quarter and first half of 2015, the smokeless products segment grew OCI, primarily through higher pricing, and USSTC increased Copenhagen and Skoal’s combined retail share.
The smokeless products segment’s net revenues increased 3.7% in the second quarter and 3.6% for the first half, primarily driven by higher pricing, partially offset by higher promotional investments. Revenues net of excise taxes increased 4.4% in the second quarter and 3.9% for the first half of 2015.
The smokeless products segment’s reported OCI increased 2.8% in the second quarter and 3.8% for the first half of 2015, primarily due to higher pricing, partially offset by higher promotional investments. Adjusted OCI, which is calculated excluding the special items identified in Table 6, grew 4.2% in the second quarter and 4.6% for the first half of 2015. Adjusted OCI margins for the smokeless products segment declined 0.2 percentage points to 66.4% in the second quarter and increased 0.4 percentage points to 64.9% for the first half. Table 6 summarizes revenues and OCI for the smokeless products segment.

Table 6 - Smokeless Products: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2015	2014	Change	2015	2014	Change
Net revenues	$481	$464	3.7%	$911	$879	3.6%
Excise taxes	(34)	(36)		(66)	(66)
Revenues net of excise taxes	$447	$428	4.4%	$845	$813	3.9%

Reported OCI	$293	$285	2.8%	$544	$524	3.8%
Asset impairment and exit costs	4	—		4	—
Adjusted OCI	$297	$285	4.2%	$548	$524	4.6%
Adjusted OCI margins [1]	66.4%	66.6%	(0.2) pp	64.9%	64.5%	0.4 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
The smokeless products segment’s reported domestic shipment volume increased 2.6% in both the second quarter and the first half of 2015, as volume growth in Copenhagen was partially offset by declines in Other portfolio brands. Copenhagen and Skoal’s combined reported shipment volume increased 3.4% in the second quarter and 3.5% for the first half of 2015.
After adjusting for trade inventory movements and other factors, USSTC estimates that its domestic smokeless products shipment volume grew approximately 2.5% in both the second quarter and the first half of 2015. USSTC estimates that the smokeless products category volume grew approximately 3% over the last 12 months.
Table 7 summarizes volume performance for the smokeless products segment.

Table 7 - Smokeless Products: Shipment Volume (cans and packs in millions)

	Second Quarter			Six Months Ended June 30,
	2015	2014	Change	2015	2014	Change

Copenhagen	121.2	115.0	5.4%	231.3	218.9	5.7%
Skoal	69.4	69.3	0.1%	133.4	133.3	0.1%
Copenhagen and Skoal	190.6	184.3	3.4%	364.7	352.2	3.5%
Other	18.4	19.5	(5.6)%	35.4	37.7	(6.1)%
Total smokeless products	209.0	203.8	2.6%	400.1	389.9	2.6%
Note: Other includes certain USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is not material to the smokeless products segment. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.
Copenhagen and Skoal’s combined retail share increased 0.1 share point in the second quarter of 2015 and 0.3 share points for the first half to 51.1%. In the second quarter, Copenhagen’s retail share grew 0.8 share points, mostly offset by Skoal’s retail share decline of 0.7 share points. For the first half of 2015, Copenhagen’s retail share grew 0.9 share points and Skoal’s retail share declined 0.6 share points.
Total smokeless products retail share declined 0.1 share point to 54.8% in the second quarter of 2015 and was unchanged at 54.8% for the first half. Table 8 summarizes smokeless products retail share performance.

Table 8 - Smokeless Products: Retail Share (percent)

	Second Quarter			Six Months Ended June 30,
	2015	2014	Percentage point change	2015	2014	Percentage point change

Copenhagen	31.3%	30.5%	0.8	31.3%	30.4%	0.9
Skoal	19.8	20.5	(0.7)	19.8	20.4	(0.6)
Copenhagen and Skoal	51.1	51.0	0.1	51.1	50.8	0.3
Other	3.7	3.9	(0.2)	3.7	4.0	(0.3)
Total smokeless products	54.8%	54.9%	(0.1)	54.8%	54.8%	—
Note: Retail share results for smokeless products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. The service tracks sales in the food, drug and mass merchandisers (including Wal-Mart), convenience, military, dollar store and club trade classes on the number of cans and packs sold. Smokeless products is defined by IRI as moist smokeless and spit-free tobacco products. Other includes certain USSTC and PM USA smokeless products. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing MST products on a can-for-can basis. One pack of snus, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. All other products are considered to be equivalent on a can-for-can basis. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE
In the wine segment, Ste. Michelle grew net revenues in the second quarter by 10.3% and for the first half of 2015 by 7.3%, primarily due to increased shipments and improved premium mix. Ste. Michelle grew OCI 25.0% in the second quarter and 24.0% for the first half, primarily driven by increased shipments and improved premium mix. OCI margins in the second quarter expanded 2.5 percentage points to 22.4% and increased 2.9 percentage points for the first half to 21.8%. Table 9 summarizes revenues and OCI for the wine segment.

Table 9 - Wine: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2015	2014	Change	2015	2014	Change
Net revenues	$161	$146	10.3%	$295	$275	7.3%
Excise taxes	(5)	(5)		(10)	(10)
Revenues net of excise taxes	$156	$141	10.6%	$285	$265	7.5%

Reported and Adjusted OCI	$35	$28	25.0%	$62	$50	24.0%
OCI margins [1]	22.4%	19.9%	2.5 pp	21.8%	18.9%	2.9 pp
1 OCI margins are calculated as OCI divided by revenues net of excise taxes.

Ste. Michelle grew wine shipment volume 8.9% in the second quarter and 4.9% for the first half of 2015, driven by higher volume across all Ste. Michelle’s reported brands, led by Columbia Crest. Table 10 summarizes Ste. Michelle’s shipment volume.

Table 10 - Wine: Shipment Volume (cases in thousands)

	Second Quarter			Six Months Ended June 30,
	2015	2014	Change	2015	2014	Change

Chateau Ste. Michelle	803	731	9.8%	1,354	1,304	3.8%
Columbia Crest	227	186	22.0%	454	378	20.1%
14 Hands	389	371	4.9%	770	757	1.7%
Other	635	599	6.0%	1,188	1,151	3.2%
Total Wine	2,054	1,887	8.9%	3,766	3,590	4.9%

Altria’s Profile
Altria’s wholly-owned subsidiaries include PM USA, USSTC, Middleton, Nu Mark, Ste. Michelle and PMCC. Altria holds a continuing economic and voting interest in SABMiller.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen® and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2014 and its quarterly report on Form 10-Q for the period ended March 31, 2015.
These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration (FDA). Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

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Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	2015	2014	% Change

Net revenues	$6,613	$6,256	5.7%
Cost of sales [1]	2,004	1,968
Excise taxes on products [1]	1,738	1,685
Gross profit	2,871	2,603	10.3%
Marketing, administration and research costs	578	564
Asset impairment and exit costs	4	(10)
Operating companies income	2,289	2,049	11.7%
Amortization of intangibles	5	5
General corporate expenses	60	69
Operating income	2,224	1,975	12.6%
Interest and other debt expense, net	195	230
Earnings from equity investment in SABMiller	(225)	(200)
Earnings before income taxes	2,254	1,945	15.9%
Provision for income taxes	805	683
Net earnings	1,449	1,262	14.8%
Net earnings attributable to noncontrolling interests	(1)	—
Net earnings attributable to Altria Group, Inc.	$1,448	$1,262	14.7%

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$0.74	$0.64	15.6%

Weighted-average diluted shares outstanding	1,962	1,980	(0.9)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended June 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2015	$5,974	$481	$161	$(3)	$6,613
2014	5,611	464	146	35	6,256
% Change	6.5%	3.7%	10.3%	(100)%+	5.7%

Reconciliation:
For the quarter ended June 30, 2014	$5,611	$464	$146	$35	$6,256
Operations	363	17	15	(38)	357
For the quarter ended June 30, 2015	$5,974	$481	$161	$(3)	$6,613

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2015	$2,024	$293	$35	$(63)	$2,289
2014	1,789	285	28	(53)	2,049
% Change	13.1%	2.8%	25.0%	(18.9)%	11.7%

Reconciliation:
For the quarter ended June 30, 2014	$1,789	$285	$28	$(53)	$2,049
NPM Adjustment Items - 2014	(43)	—	—	—	(43)
Asset impairment, exit, integration and acquisition-related costs - 2014	(10)	—	—	9	(1)
Tobacco and health litigation items - 2014	16	—	—	—	16
	(37)	—	—	9	(28)

Asset impairment, exit, and integration costs - 2015	—	(4)	—	(3)	(7)
Tobacco and health litigation items - 2015	(5)	—	—	—	(5)
	(5)	(4)	—	(3)	(12)
Operations	277	12	7	(16)	280
For the quarter ended June 30, 2015	$2,024	$293	$35	$(63)	$2,289

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	2015	2014	% Change

Net revenues	$12,417	$11,773	5.5%
Cost of sales [1]	3,801	3,720
Excise taxes on products [1]	3,270	3,194
Gross profit	5,346	4,859	10.0%
Marketing, administration and research costs	1,130	1,027
Asset impairment and exit costs	4	(8)
Operating companies income	4,212	3,840	9.7%
Amortization of intangibles	10	10
General corporate expenses	113	121
Operating income	4,089	3,709	10.2%
Interest and other debt expense, net	404	383
Loss on early extinguishment of debt	228	—
Earnings from equity investment in SABMiller	(359)	(425)
Earnings before income taxes	3,816	3,751	1.7%
Provision for income taxes	1,349	1,314
Net earnings	2,467	2,437	1.2%
Net earnings attributable to noncontrolling interests	(1)	—
Net earnings attributable to Altria Group, Inc.	$2,466	$2,437	1.2%

Per share data [2]:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$1.25	$1.23	1.6%

Weighted-average diluted shares outstanding	1,964	1,983	(1.0)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

[2]  Basic and diluted earnings per share attributable to Altria Group, Inc. are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Six Months Ended June 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2015	$11,195	$911	$295	$16	$12,417
2014	10,569	879	275	50	11,773
% Change	5.9%	3.6%	7.3%	(68.0)%	5.5%

Reconciliation:
For the six months ended June 30, 2014	$10,569	$879	$275	$50	$11,773
Operations	626	32	20	(34)	644
For the six months ended June 30, 2015	$11,195	$911	$295	$16	$12,417

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2015	$3,710	$544	$62	$(104)	$4,212
2014	3,320	524	50	(54)	3,840
% Change	11.7%	3.8%	24.0%	(92.6)%	9.7%

Reconciliation:
For the six months ended June 30, 2014	$3,320	$524	$50	$(54)	$3,840
NPM Adjustment Items - 2014	(43)	—	—	—	(43)
Asset impairment, exit, integration and acquisition-related costs - 2014	(8)	—	—	9	1
Tobacco and health litigation items - 2014	19	—	—	—	19
	(32)	—	—	9	(23)

Asset impairment, exit and integration costs - 2015	—	(4)	—	(3)	(7)
Tobacco and health litigation items - 2015	(48)	—	—	—	(48)
	(48)	(4)	—	(3)	(55)
Operations	470	24	12	(56)	450
For the six months ended June 30, 2015	$3,710	$544	$62	$(104)	$4,212

			Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,699	$1,644	$3,194	$3,118
Smokeless products	34	36	66	66
Wine	5	5	10	10
	$1,738	$1,685	$3,270	$3,194

The segment detail of charges for resolution expenses related to state settlement and other tobacco agreements included in cost of sales is as follows:

Smokeable products	$1,205	$1,180	$2,254	$2,255
Smokeless products	2	4	4	7
	$1,207	$1,184	$2,258	$2,262

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$67	$61	$134	$123
Smokeless products	1	1	2	2
	$68	$62	$136	$125

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2015 Net Earnings	$1,448	$0.74
2014 Net Earnings	$1,262	$0.64
% Change	14.7%	15.6%

Reconciliation:
2014 Net Earnings	$1,262	$0.64

2014 NPM Adjustment Items	(15)	(0.01)
2014 Tobacco and health litigation items	20	0.01
2014 SABMiller special items	15	0.01
Subtotal 2014 special items	20	0.01

2015 Tobacco and health litigation items	(3)	—
2015 SABMiller special items	(2)	—
2015 Asset impairment, exit and integration costs	(5)	—
2015 Tax items	(2)	—
Subtotal 2015 special items	(12)	—

Change in tax rate	(14)	(0.01)
Operations	192	0.10
2015 Net Earnings	$1,448	$0.74

2015 Net Earnings Adjusted For Special Items	$1,460	$0.74
2014 Net Earnings Adjusted For Special Items	$1,282	$0.65
% Change	13.9%	13.8%

		Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS [1]
2015 Net Earnings	$2,466	$1.25
2014 Net Earnings	$2,437	$1.23
% Change	1.2%	1.6%

Reconciliation:
2014 Net Earnings	$2,437	$1.23

2014 NPM Adjustment Items	(56)	(0.03)
2014 Tobacco and health litigation items	23	0.01
2014 SABMiller special items	21	0.01
2014 Asset impairment, exit, integration and acquisition-related costs	1	—
Subtotal 2014 special items	(11)	(0.01)

2015 Tobacco and health litigation items	(30)	(0.02)
2015 SABMiller special items	(58)	(0.03)
2015 Loss on early extinguishment of debt	(143)	(0.07)
2015 Asset impairment, exit and integration costs, and tax items	(9)	(0.01)
Subtotal 2015 special items	(240)	(0.13)

Fewer shares outstanding	—	0.01
Change in tax rate	(17)	(0.01)
Operations	297	0.16
2015 Net Earnings	$2,466	$1.25

2015 Net Earnings Adjusted For Special Items	$2,706	$1.38
2014 Net Earnings Adjusted For Special Items	$2,426	$1.22
% Change	11.5%	13.1%

[1] Diluted earnings per share attributable to Altria Group, Inc. is computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	June 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$1,123	$3,321
Inventories	1,914	2,040
Deferred income taxes	1,143	1,143
Other current assets	453	374
Property, plant and equipment, net	1,991	1,983
Goodwill and other intangible assets, net	17,324	17,334
Investment in SABMiller	6,117	6,183
Finance assets, net	1,339	1,614
Other long-term assets	465	483
Total assets	$31,869	$34,475

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$1,003	$1,000
Accrued settlement charges	2,206	3,500
Other current liabilities	3,052	3,173
Long-term debt	12,917	13,693
Deferred income taxes	6,011	6,088
Accrued postretirement health care costs	2,451	2,461
Accrued pension costs	945	1,012
Other long-term liabilities	475	503
Total liabilities	29,060	31,430
Redeemable noncontrolling interest	36	35
Total stockholders’ equity	2,773	3,010
Total liabilities and stockholders’ equity	$31,869	$34,475

Total debt	$13,920	$14,693